Exhibit 5.2

August 10, 2016

Sierra Pacific Power Company

P.O. Box 10100

6100 Neil Road

Reno, Nevada 89520-0400

Re:        Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as Nevada counsel to Sierra Pacific Power Company, a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) on August 10, 2016, under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus included therein in connection with the offering by the Company of up to $400,000,000.00 aggregate principal amount of its 2.60% General and Refunding Mortgage Notes, Series U, due 2026 (the “Exchange Notes”), in exchange for all outstanding unregistered 2.60% General and Refunding Mortgage Notes, Series U, due 2026 (the “Initial Notes”).  The Exchange Notes are to be issued pursuant to a General and Refunding Mortgage Indenture dated as of May 1, 2001 between the Company and the Bank of New York, as Trustee (“Trustee”), as amended and supplemented to the date hereof (the “Indenture”).

In our capacity as Nevada counsel to the Company and for the purposes of the opinions set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents: (a) the Indenture; (b) the Initial Notes; (c) the Exchange Notes; (d) the Company’s Restated Articles of Incorporation dated October 25, 2006; and (e) the Company’s By-Laws.  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions set forth below.

Atlanta  |  Baltimore  |  Bethesda  |  Denver  |  Las Vegas  |  Los Angeles  |  New Jersey  |  New York  |  Philadelphia  |  Phoenix  |  Salt Lake City  | San Diego  |  Washington, DC  |  Wilmington  |  www.ballardspahr.com

In reaching the opinions set forth below, we have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the accuracy and completeness of all documents reviewed by us. In rendering the opinions set forth below, we have relied as to factual matters upon certificates, statements and representations of, and other information obtained from, the Company, its officers and representatives, public officials and other sources.  We have assumed the conformity of the documents filed with the Commission via the EDGAR system, except for required EDGAR formatting changes, to physical copies of the documents submitted for our examination.

In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

1.             The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada;

2.             The Company has all requisite power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Notes;

3.             The execution and delivery of the Indenture and the Exchange Notes by the Company and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate the Company’s Restated Articles of Incorporation or the Company’s By-laws or any law, regulation, order, judgment or decree applicable to the Company; and

4.             At the time of the consummation of the Exchange Offer, as described in the Registration Statement, the Exchange Notes will have been duly executed and delivered by the Company.

The foregoing opinions are limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We express no opinion as to the effect and application of the laws, rules or regulations of any jurisdiction (including United States federal laws, rules and regulations), other than the laws, rules and regulations of the State of Nevada as presently in effect, which in our experience are normally applicable to transactions of the type contemplated by the opinions. The law firm of Perkins Coie LLP may rely on our opinions set forth above in connection with the opinion letter to be delivered by them in connection with the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus forming part of the Registration Statement and any supplement thereto.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP